EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Fourth Quarter and Full Year Results

Fourth Quarter Adjusted E.P.S. of $0.60 (+28%)

Record Full Year Adjusted E.P.S. of $2.78 (+46%)

ALPHARETTA, GEORGIA — February 20, 2013 — Neenah Paper, Inc. (NYSE:NP) today reported earnings from continuing operations for the fourth quarter of 2012 of $0.55 per diluted common share compared with earnings of $0.47 per diluted share in the fourth quarter of 2011. After excluding $0.05 per share ($1.5 million pre-tax) of costs incurred in 2012 for integration of acquired fine paper brands and the early redemption of bonds, adjusted earnings per share in the fourth quarter of 2012 of $0.60 increased 28 percent compared with the prior year period.

Net sales of $192.6 million in the fourth quarter of 2012 grew 16 percent compared with $165.5 million in the fourth quarter of 2011. Increases resulted primarily from growth in Fine Paper due to acquired brands, as well as higher Technical Products and Other sales. Consolidated operating income of $15.9 million ($17.4 million adjusted) in the fourth quarter of 2012 increased 28 percent on an adjusted basis as a result of the higher sales and lower manufacturing costs.

For the full year, 2012 net sales of $808.8 million increased 16 percent compared with $696.0 million in 2011. Adjusted operating income of $80.3 million in 2012 increased 36 percent compared with 2011, while 2012 adjusted earnings per diluted share of $2.78 increased 46 percent from $1.91 in 2011. Adjusted earnings is a non-GAAP measure and is reconciled to comparable GAAP measures later in this release. On a GAAP basis compared with prior year, 2012 earnings per diluted share of $2.41 grew 32 percent and operating income of $70.4 million increased 24 percent.

“In 2012, Neenah grew significantly and each of our businesses successfully increased sales in targeted niche markets, improved operating margins and increased returns on capital. In addition, we deployed our cash flow in ways that created value and delivered attractive returns for our shareholders,” said John O’Donnell, Chief Executive Officer. “With consistent investments to extend our capabilities and grow in technical products, as well as an expanded retail platform in fine paper, we are well positioned to deliver additional value as we act on the market opportunities within each of our businesses.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $95.0 million in the fourth quarter of 2012 increased one percent compared with prior year sales of $94.2 million. Excluding unfavorable impacts from currency translation, sales in constant currency increased [four] percent, primarily due to volume growth led by increases in filtration, tape and label products.

Operating income for Technical Products of $6.4 million in the fourth quarter of 2012 declined from a record fourth quarter profit of $7.9 million in 2011. Lower income in 2012 resulted from higher manufacturing, selling and administrative costs, which offset the benefits of higher sales.

Fine Paper net sales of $90.9 million in the fourth quarter of 2012 increased 27 percent compared with prior year sales of $71.3 million. Higher sales in 2012 reflected a 36 percent increase in volume, primarily due to brands acquired from Wausau in January 2012 and  double-digit gains in luxury packaging, labels and international markets.

Operating income of $13.1 million in the fourth quarter of 2012 increased 35 percent compared with $9.7 million in the prior year. Operating income in 2012 was reduced by $1.1 million for integration costs of acquired brands, which included the startup of a previously idled machine at the Neenah, Wisconsin mill. In addition to benefits from the higher sales and improved mix, operating income in 2012 increased as a result of improved manufacturing efficiencies and lower input costs. These items more than offset higher selling and administrative costs related to the increased sales.

Other/Unallocated Corporate Costs In the fourth quarter of 2012, sales of acquired non-premium paper brands were $6.7 million, with operating income of $0.6 million. There were no sales or profits in the same period of the prior year. Unallocated Corporate Costs in the fourth quarter were $4.2 million in 2012 compared with $4.0 million in 2011. Costs in 2012 included $400,000 related to the early redemption of bonds.

Consolidated selling, general and administrative (SG&A) expense was $20.3 million in the fourth quarter of 2012 compared with $18.1 million in the fourth quarter of 2011. Higher spending in 2012 resulted primarily from additional selling and other costs for acquired fine paper brands. As a percentage of sales, SG&A continues to decline as sales growth outpaces increases in spending.

Net interest expense of $3.0 million in the fourth quarter of 2012 declined from $3.5 million in the same quarter of 2011. Lower interest expense in 2012 resulted from reduced debt levels and lower average interest rates following the Company’s partial redemptions of long-term notes in April and November 2012.

The effective income tax rate of 29 percent for the fourth quarter of 2012 compared with a rate of 24 percent in the fourth quarter of 2011. The lower prior year rate included adjustments to reflect the final mix of income between tax jurisdictions, which resulted in a full year rate of 29 percent in 2011, compared with a rate of 30 percent in 2012.

Cash flow provided from operations in the fourth quarter of 2012 was $18.2 million; up from $17.7 million in the same period of 2011. Increased cash flow resulted from higher operating income and reduced investments in working capital that were partly offset by timing and amounts of benefit plan contributions. Capital spending was $9.2 million in the fourth quarter of 2012 compared with $4.2 million in the prior year. Spending in 2012 included initial payments for a new nonwovens meltblown line in Germany to support filtration growth.

During the fourth quarter of 2012, the Company purchased approximately $2.9 million of shares under its share repurchase program. Approximately 110,000 shares were repurchased at an average price of less than $26 per share.

Debt as of December 31, 2012 was $182.3 million compared with $183.1 million as of September 30, 2012 and $186.2 million as of December 31, 2011. During the fourth quarter of 2012, the Company entered into a Second Amended and Restated Credit Agreement. The new agreement extended the term of the prior credit facility, increased the revolving credit commitment, reduced certain interest rates and added a new $30 million five-year Term Loan. Borrowings under the Term Loan and Revolving Credit Facility were used to finance the redemption of $58 million of the Company’s senior notes in November 2012.

Full Year 2012

Net sales of $808.8 million in 2012 increased 16 percent compared with sales of $696.0 million in 2011. The increase in 2012 resulted from increased sales in Fine Paper of $98 million (36 percent), primarily due to brands acquired from Wausau in January 2012. Technical Products sales decreased $15 million (three percent) compared to 2011 as a result of $22 million of unfavorable currency effects due to a weaker Euro that offset benefits of a higher value mix and improved selling prices. On a constant currency basis, Technical Products sales increased two percent in 2012. Consolidated sales also increased by $30 million for acquired non-premium paper brands.

Operating income of $70.4 million in 2012 increased 24 percent compared with $56.6 million in 2011. Income grew as a result of higher sales, manufacturing efficiencies and lower input costs. Operating income in 2012 included $9.9 million of costs for integration of acquired fine paper brands, a pension settlement charge and redemptions of the Company’s senior notes.

Earnings per diluted share from continuing operations of $2.41 increased 32 percent compared with $1.82 in 2011. Excluding the costs noted above, adjusted earnings per share were $2.78 in 2012 and $1.91 in 2011. Higher earnings in 2012 resulted both from increased operating income and lower interest expense.

A reconciliation of adjusted income measures to comparable GAAP measures is shown below:

Continuing Operations

	Fourth Quarter		YTD
$ millions	2012	2011	2012	2011

Operating Income	$15.9	$13.6	$70.4	$56.6
			—	—
SERP settlement charge	—	—	3.5	—
Acquisition integration costs	1.1	—	5.8	—
Cost for early redemption of bonds	0.4	—	0.6	2.4
Adjusted Operating Income	$17.4	$13.6	$80.3	$59.0

Income from Continuing Operations	$9.1	$7.7	$39.9	$29.3
SERP settlement charge	—	—	2.2	—
Acquisition integration costs	0.7	—	3.5	—
Cost for early redemption of bonds	0.2	—	0.4	1.4
Adjusted Income	$10.0	$7.7	$46.0	$30.7

Earnings per Diluted Common Share	$0.55	$0.47	$2.41	$1.82
SERP settlement charge	—	—	0.13	—
Acquisition integration costs	0.04	—	0.22	—
Cost for early redemption of bonds	0.01	—	0.02	0.09
Adjusted Earnings per Share	$0.60	$0.47	$2.78	$1.91

Diluted Shares	16,187	15,554	16,072	15,649

Cash flow provided by operations was $40.1 million in 2012 compared with $57.2 million in 2011. Cash from operations in 2012 included outflows of $25.4 million for Wausau brand integration and purchased inventories, a SERP settlement payment and classification of excess tax benefits. Excluding these items in both years, Cash from Operations of $65.5 million increased $7.3 million versus 2011, primarily due to higher net income. Capital spending of $25.1 million in 2012 compared with $23.1 million in 2011.  Cash generated in 2012 was deployed to acquire brands from Wausau and return cash to shareholders through dividends and share buybacks.

Discontinued Operations

Income from discontinued operations was $4.4 million in 2012 compared with a loss of $0.2 million in 2011. In the fourth quarter of 2012, the company recognized income of $4.4 million when previously recorded tax liabilities were reversed following a tax ruling upholding the Company’s position related to an IRS audit for the years 2007 and 2008.

Outlook

The Company noted certain items related to 2013:

•                  Fine Paper sales will include premium brands purchased from Southworth on January 31, 2013 for a price of $7.5 million. Annual sales for these brands are approximately $20 million, and integration costs are projected to be approximately $2 million.

•                  A consolidated effective tax rate of 35 percent is expected, primarily as a result of increased cash repatriation in 2013. A further increase to near 40 percent could occur based on pending German tax legislation that would reduce allowable deductions.

•                  Cash taxes paid will continue to reflect benefits from the use of Net Operating Losses applied against U.S.-based income.

•                  Interest expense will decrease to approximately $11 million as a result of debt restructuring and reductions in 2012.

•                  Capital spending will continue to be within the stated target range of $25 - 30 million.

•                  Quarterly dividends will increase by 25 percent to $0.15 per share.

Conference Call

Neenah Paper will hold a webcast to discuss fourth quarter earnings and other matters of interest at 11:00 a.m. Eastern time on Thursday, February 21, 2013. Stockholders and other interested parties are invited either to listen live to the webcast via the Company’s Internet site at www.neenah.com by clicking on the Investors tab and going to the Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 95710779.

A replay of the call will be available through the Company’s web site until March 29, 2013 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 95710779.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, Southworth® KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany.

Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) unexpected challenges associated with the integration of the Wausau premium business; (ii) changes in prices for pulp, energy, latex and other raw materials, (iii) worldwide economic conditions, (iv) U.S. dollar/euro and other exchange rates, (v) significant capital and credit market volatility, (vi) the availability of raw materials, (vii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (viii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net Sales	$192.6	$165.5	$808.8	$696.0
Cost of products sold	154.9	134.2	649.7	570.6
Gross Profit	37.7	31.3	159.1	125.4
Selling, general and administrative expenses	20.3	18.1	77.4	68.2
Acquisition integration costs	1.1	—	5.8	—
SERP settlement charge	—	—	3.5	—
Loss on retirement of bonds	0.4	—	0.6	2.4
Other (income) expense - net	—	(0.4)	1.4	(1.8)
Operating Income	15.9	13.6	70.4	56.6
Interest expense-net	3.0	3.5	13.4	15.3
Income From Continuing Operations Before Income Taxes	12.9	10.1	57.0	41.3
Provision for income taxes	3.8	2.4	17.1	12.0
Income From Continuing Operations	9.1	7.7	39.9	29.3
Income (loss) from discontinued operations, net of income taxes	4.5	—	4.4	(0.2)
Net Income	$13.6	$7.7	$44.3	$29.1

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.56	$0.49	$2.46	$1.91
Discontinued Operations	0.27	—	0.27	(0.01)
	$0.83	$0.49	$2.73	$1.90

Diluted
Continuing Operations	$0.55	$0.47	$2.41	$1.82
Discontinued Operations	0.27	—	0.27	(0.01)
	$0.82	$0.47	$2.68	$1.81

Weighted Average Common
Shares Outstanding (000s)
Basic	15,888	15,088	15,752	14,974

Diluted	16,187	15,554	16,072	15,649

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net Sales:
Technical Products	$95.0	$94.2	$406.6	$421.1
Fine Paper	90.9	71.3	372.7	274.9
Other	6.7	—	29.5	—
Consolidated	$192.6	$165.5	$808.8	$696.0

Operating Income (Loss):
Technical Products	$6.4	$7.9	$37.6	$33.8
Fine Paper	13.1	9.7	50.0	39.7
Other	0.6	—	2.4	—
Unallocated corporate costs	(4.2)	(4.0)	(19.6)	(16.9)
Consolidated	$15.9	$13.6	$70.4	$56.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$7.8	$12.8
Restricted cash	—	7.0
Accounts receivable - net	79.6	71.4
Inventories	102.9	68.8
Deferred income taxes	27.2	17.6
Prepaid and other current assets	16.6	15.9
Total current assets	234.1	193.5
Property, plant and equipment - net	254.8	252.3
Deferred income taxes	35.3	45.5
Goodwill and other intangibles - net	75.4	62.4
Other non-current assets	11.1	11.4
Total assets	$610.7	$565.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$4.7	$21.7
Accounts payable	35.1	30.2
Accrued expenses	47.6	51.6
Total current liabilities	87.4	103.5
Long-term debt	177.6	164.5
Deferred income taxes	12.5	16.0
Noncurrent employee benefits	131.1	113.0
Other noncurrent obligations	4.3	1.4
Total liabilities	412.9	398.4
Stockholders’ equity	197.8	166.7
Total liabilities and stockholders’ equity	$610.7	$565.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Year Ended December 31,
	2012	2011
Operating Activities
Net income	$44.3	$29.1
Depreciation and amortization	28.8	31.0
Deferred income tax provision	10.7	7.4
Stock-based compensation	4.9	4.3
Excess tax benefit from stock-based compensation	(6.1)	(1.0)
Inventory acquired in acquisition	(6.6)	—
SERP payment, net of settlement charge	(3.4)	—
Loss on retirement of bonds	0.6	2.4
Non-cash effects of changes in FIN 48 accruals	(3.9)	—
Increase in working capital	(20.9)	(7.2)
Pension and other postretirement benefits	(7.3)	(7.7)
Other	(1.0)	(1.1)
Cash provided by operating activities	40.1	57.2
Investing Activities
Capital expenditures	(25.1)	(23.1)
Sale (purchase) of marketable securities	(0.1)	1.2
Decrease (increase) in restricted cash	7.0	(7.0)
Purchase of brands	(14.1)	—
Other	(0.7)	—
Cash used in investing activities	(33.0)	(28.9)
Financing Activities
Short and long-term borrowings	113.1	46.3
Repayment of debt	(117.1)	(106.5)
Share purchases	(11.7)	(0.5)
Proceeds from exercise of stock options	5.3	2.6
Excess tax benefit from stock-based compensation	6.1	1.0
Cash dividends paid	(7.8)	(6.7)
Other	(0.2)	—
Cash used in financing activities	(12.3)	(63.8)
Effect of exchange rates on cash and cash equivalents	0.2	—
Decrease in cash and cash equivalents	$(5.0)	$(35.5)